Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

This SEVERANCE AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Brian Hrudka (“Hrudka”) and Embrex, Inc. (“Embrex” or the “Company”).

Hrudka resigned from his employment and any and all positions held with Embrex effective March 10, 2006. At the time of resignation, Hrudka had been employed by the Company as Vice President, Global Marketing. Hrudka is not entitled by any written or oral agreement to any severance benefits if he resigns his position with the Company. Nevertheless, Hrudka desires and Embrex is willing to provide the severance benefits described herein in exchange for Hrudka’s entering into this Agreement.

Hrudka represents that he has carefully read the entire Agreement, understands its consequences, and voluntarily enters into it.

NOW, THEREFORE, in consideration of the above and the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Hrudka and the Company agree as follows:

1. RESIGNATION. Hrudka’s resignation from employment and any and all positions held with Embrex shall be effective March 10, 2006 (the “Termination Date”).

2. SEVERANCE BENEFITS. In consideration of the release and other promises contained herein, the adequacy of which Hrudka hereby acknowledges, Embrex shall pay severance benefits as follows: on or before the last day of each month, commencing on March 31, 2006 and ending on December 31, 2006, Embrex shall pay Hrudka Seven Thousand Five Hundred Dollars ($7,500.00) per month, less required withholdings. As of and after the Termination Date, Hrudka shall not be entitled to any employee benefits, and shall not be a participant in the Company’s 401(k) Plan (the “401(k) Plan”)

or any other plan of any type; provided, however, nothing in this Agreement shall be deemed to limit Hrudka’s continuation coverage rights under COBRA or Hrudka’s vested rights, if any, under the 401(k) plan or other plans, and the terms of those plans shall govern.

3. VACATION PAY. Hrudka acknowledges that, in accordance with the Company’s policy regarding paid vacation benefits, as a Vice President of the Company, he is not entitled to and will not receive a payout of any accrued but unused vacation.

4. RELEASE OF CLAIMS. HRUDKA (ON BEHALF OF HIMSELF, HIS FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) HEREBY RELEASES EMBREX, ITS PAST, PRESENT AND FUTURE SUBSIDIARIES AND AFFILIATES, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) (“RELEASEES”) FROM ALL KNOWN OR UNKNOWN CLAIMS FOR RELIEF, INCLUDING, BUT NOT LIMITED TO, COMPENSATION, BONUSES, VACATION PAY OR PAID TIME OFF, COMPENSATORY DAMAGES, PUNITIVE DAMAGES, INJUNCTIVE RELIEF, ATTORNEYS’ FEES AND COSTS AND WAIVES ALL RIGHTS HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH EMBREX, ITS SUBSIDIARIES AND AFFILIATES, OR SEPARATION THEREFROM, arising from events that have occurred up to the date he executes this Agreement including but not limited to claims, whether previously known or unknown or later discovered, for: (i) discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age, sex, national origin, race, religion, disability, veteran status or other protected class discrimination or harassment or retaliation for protected activity; including; but not limited to claims under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), the Older Workers Benefit

Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and any similar federal, state, and local laws; (ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), Fair Labor Standards Act of 1934 (FLSA), as amended, and similar federal, state, and local laws; (iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); or (iv) attorneys’ fees. Provided, however, that this Section 4 shall not apply to any claim for Workers’ Compensation or Unemployment Compensation benefits or to any claim arising out of the rights, duties and obligations set forth in this Agreement. For the purpose of implementing a full and complete release and discharge, Hrudka expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.

5. COVENANT NOT TO SUE. Hrudka will not sue Releasees on any matters relating to his employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this Section 5 will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, claims for workers’ compensation or unemployment benefits referenced in Section 4 above, or where otherwise prohibited by law. If Hrudka does not abide by this Section 5, then (i) he will return all monies received under this Agreement and indemnify Releasees for all expenses they incur in defending the action, and (ii) Releasees will be relieved of its obligations hereunder.

6. VALUE OF BENEFITS. Hrudka acknowledges that the benefits he will receive under this Agreement are of significant value to him, which he would not be entitled to receive if he did not sign this Agreement.

7. REVIEW PERIOD. This Agreement, including the Release language contained in Sections 4 and 5 herein, was hand delivered to Hrudka on February 22, 2006 (the “Notification Date”). Hrudka understands that Embrex desires that he have adequate time and opportunity to review and understand the consequences of entering into this Agreement. Accordingly, Hrudka understands that he has the right and Embrex encourages Hrudka: (i) to consult with an attorney prior to executing this Agreement; and (ii) that he has twenty-one (21) days from the Notification Date within which to consider signing it. In the event that Hrudka does not return an executed copy of the Agreement to Embrex by March 16, 2006, he understands that he will not be entitled to the severance benefits described in Section 2 above, and this Agreement will be null and void. This Agreement may not be executed by Hrudka prior to his Termination Date.

8. REVOCATION. Hrudka understands that he may revoke the Agreement during the seven (7) day period immediately following its execution. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Embrex, Inc. addressed to: Randall L. Marcuson, President & CEO, Embrex, Inc., 1040 Swabia Court, Durham, NC 27703.

9. DISCLAIMER OF LIABILITY. Hrudka acknowledges that this Agreement is intended to avoid all litigation relating to Hrudka’s employment with Embrex and his separation therefrom; therefore, it is not to be considered as Embrex’s admission of any liability — liability that Embrex denies.

10. COMPANY INFORMATION AND PROPERTY. Hrudka shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Embrex information. Confidential or proprietary information is information relating to Embrex or any aspect of its business that is not generally available to the public, Embrex’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve Hrudka from any obligations under any previously executed confidentiality, proprietary information, secrecy or non-competition agreements.

All records, files or other materials maintained by or under the control, custody or possession of Embrex or its agents in their capacity as such shall be and remain Embrex’s property. Upon Embrex’s request, Hrudka shall: (i) return all Embrex’s property (including, but not limited to, computer hardware and software, records, files and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof, company manuals, credit cards and keys), which he received in connection with his employment; (ii) bring all such records, files, and other materials up to date before returning them; and (iii) fully cooperate with Embrex in winding up his work and transferring that work to those individuals designated by Embrex.

11. CONFIDENTIALITY AND GOOD WILL. Hrudka represents and warrants that since receiving this agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this agreement to third parties, except as required by law. Notwithstanding the above, Hrudka may reveal the terms and provisions of the Agreement to a lawyer he consults for legal advice, members of his immediate family, or a financial advisor, provided that such persons agree to maintain the confidentiality of the Agreement.

Upon written request for references from prospective employers of Hrudka, Embrex will provide only the job title and dates of employment for Hrudka.

12. STIPULATION. Hrudka acknowledges, agrees and hereby stipulates to the following facts: (i) during his employment with the Company, Hrudka was allowed to take all leave and afforded all other rights to which he was entitled under the Family and Medical Leave Act (FMLA); and (ii) the Company has not in any way interfered with, restrained or denied Hrudka’s exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against him for exercising (or attempting to exercise) any such rights.

13. NON-DISPARAGEMENT AND NON-INTERFERENCE. During the Restricted Period, as defined in Section 15, Hrudka agrees not to engage in the following activities:

(a) on Hrudka’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant, or otherwise, except with prior written approval by the Company, directly or indirectly, employ, offer employment to, or otherwise solicit for employment any employee or other person who had been employed by the Company at any time during the last year of Hrudka’s employment with the Company or during the Restricted Period, as defined in Section 15; or

(b) directly or indirectly take action, including making disparaging comments about the Company or any of its employees, which is detrimental to the Company’s goodwill, name, business relations, prospects, or operations. This provision is not intended to limit Hrudka’s rights and obligations to provide truthful, factual testimony in judicial or regulatory proceedings or to governmental officials in connection with a governmental agency investigation.

14. NON-COMPETITION. During the Restricted Period, as defined in Section 15, Hrudka will not engage in the following activities:

(a) on his own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant, or otherwise, within the geographical areas set forth below, solicit or do business which is the same, similar to, or otherwise in competition with the in ovo delivery business engaged in by the Company from or with persons or entities who are customers of the Company, who were customers of the Company at any time during the last year of his employment with the Company or to whom the Company had made proposals for such business at any time during the last year of his employment with the Company; or

(b) within the geographical area set forth below, be employed (or otherwise engaged) in a management capacity, other capacity providing the same or similar services which he provided to the Company, or any capacity connected with competitive business activities by any person or entity that engages in the same, similar, or otherwise competitive business as the Company’s in ovo delivery business.

The restrictions set for this Section 14 apply to the following geographical areas:

(i) any city, metropolitan area, county (and similar political subdivision in foreign countries) in which the Company is located or does business, or during Hrudka’ employment, did business, or in which Hrudka performed substantial services or had substantial responsibility while employed by the Company; and

(ii) a 60-mile radius of any Company location where Hrudka maintained an office during his employment with the Company.

15. RESTRICTED PERIOD. For purposes of this Agreement, “Restricted Period” shall mean:

(a) twenty-four (24) months: or

(b) if a court of competent jurisdiction should find twenty-four (24) months to be unreasonable, then eighteen (18) months; or

(c) if a court of competent jurisdiction should find eighteen (18) months to be unreasonable, then twelve (12) months; or

(d) if a court of competent jurisdiction should find twelve (12) months to be unreasonable, then six (6) months.

The alternatives provided in this Section 15 reflect the desire of the parties to retain this Section 15 even if a court should determine the twenty-four (24) month period to be unenforceable, and are not meant to imply that either or both of the parties believe that the Restricted Period as set forth in Section 15(a) is unreasonable or unenforceable.

Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 15.

16. BREACH; WAIVER OF BREACH. Hrudka acknowledges and agrees that his failure to abide by the obligations set forth in Sections 10, 11, 13 and 14 would constitute a material breach of this Agreement. Hrudka’s or Embrex’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

17. ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties.

18. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in the Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in the Agreement.

19. GOVERNING LAW. This Agreement will be governed by North Carolina law.

20. PARTIES BOUND. The Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives.

IN WITNESS WHEREOF, WE HAVE SIGNED THIS AGREEMENT ON THE DAY AND YEAR WRITTEN BELOW.

/s/ Brian Hrudka
Brian Hrudka

March 13, 2006
Date

EMBREX, INC.

By:	/s/ Randall L. Marcuson
Its:	President & Chief Executive Officer